As filed with the Securities and Exchange Commission on August 6, 2008 Registration No. 333-            .

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PHARMACOPEIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	51-0418085
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

P.O. Box 5350

Princeton, New Jersey 08543-5350

(Address of Principal Executive Offices)

Option Grant to S. David Kimball Pursuant to a Stock Option Agreement

(Full title of the plan)

Stephen C. Costalas, Esq.
Executive Vice President, Corporate Development, General Counsel and Secretary
Pharmacopeia, Inc.
P.O. Box 5350
Princeton, New Jersey 08543-5350
(609) 452-3600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Copy to:

Steven M. Cohen, Esq.

Emilio Ragosa, Esq.

Morgan, Lewis & Bockius LLP

502 Carnegie Center

Princeton, New Jersey 08540

(609) 919-6600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price		Amount of registration fee
Option Grant to S. David Kimball, Common Stock, par value $0.01 per share(1)	150,000	$5.66	$849,000	(3)	$33.37
Total	150,000	$5.66	$849,000		$33.37

(1)	Option Grant to S. David Kimball pursuant to a Stock Option Agreement dated September 18, 2007 (the “Kimball Option Agreement”).

(2)

Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock, $0.01 par value per share, which become issuable under the Kimball Option Agreement by reason of any stock dividend, stock split, recapitalization or other similar transaction, or to cover such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations of certain other capital adjustments, effected without the receipt of consideration by Pharmacopeia, Inc., which results in an increase in the number of outstanding shares of Common Stock, $0.01 par value per share, of Pharmacopeia, Inc.

(3)

Pursuant to Rule 457(h) for purposes of calculating the registration fee and with respect to the 150,000 shares of Common Stock, $0.01 par value per share, reserved for issuance upon the exercise of outstanding options issued to S. David Kimball, the Proposed Maximum Offering Price per share is $5.66 per share.

PART I - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.        Plan Information

We will send or give the documents containing the information specified in Part I of Form S-8 to employees as specified by the Securities and Exchange Commission Rule 428(b)(1) under the Securities Act of 1933.  We do not need to file these documents with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements under Rule 424 of the Securities Act.

Item 2.        Registrant Information and Employee Plan Annual Information

We will furnish without charge to each person to whom the prospectus is delivered, upon the oral or written request of such person, a copy of any and all of the documents incorporated by reference (other than exhibits to such documents). You may request and obtain a copy of any of the filings by writing or telephoning us at the following address or phone number:

Pharmacopeia, Inc.
P.O. Box 5350
Princeton, New Jersey 08543-5350
Attn.: Corporate Secretary
Tel: (609) 452-3600
www.pharmacopeia.com

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.        Incorporation of Documents by Reference

Pharmacopeia, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)                                  The Registrant’s Annual Report, as amended, on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2007 (Commission File No. 000-50523), filed on March 6, 2008 and amended on March 14, 2008, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in which there is set forth the audited financial statements for the Registrant’s fiscal year ended December 31, 2007;

(b)                                 The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed on May 8, 2008, and the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, filed on July 31, 2008

(c)                                  The Registrant’s Current Reports on Form 8-K filed on each of February 11, 2008, February 28, 2008, March 25, 2008, April 10, 2008, May 6, 2008, May 13, 2008, May 16, 2008, May 30, 2008 and August 5, 2008; and

(d)                                 The description of the Registrant’s capital stock contained in its Form 10 registration statement filed with the SEC on April 9, 2004, including any amendments or reports filed for the purpose of updating such description.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.  Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K under the Exchange Act shall not be incorporated by reference into this Registration Statement.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.        Description of Securities.

Not Applicable.

Item 5.        Interests of Named Experts and Counsel.

Not Applicable.

Item 6.        Indemnification of Directors and Officers.

Indemnification.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person has acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Amended and Restated Certificate of Incorporation.

Our amended and restated certificate of incorporation provides that no director will be personally liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for authorizing the payment of an unlawful dividend or repurchase of stock or (iv) for any transaction in which the director derived an improper personal benefit.

Amended and Restated Bylaws.

Our amended and restated bylaws provide that we must indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of us) by reason of the fact that he or she is or was a director or officer of us, or that such director or officer is or was serving at the request of it as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (collectively “Agent”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement (if such settlement is approved in advance by us, which approval may not be unreasonably withheld) actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests, and with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. Our amended and restated bylaws provide further that we must indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that he or she is or was an Agent against expenses (including attorneys’ fees) and amounts paid in settlement (if such settlement is approved in advance by us, which approval shall not be unreasonably withheld) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, provided that no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to us unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court deems proper.

Indemnification Agreements.

We have entered into indemnity agreements with each of our directors and executive officers. Pursuant to these agreements, we have agreed to indemnify each of our directors and executive officers to the fullest extent permitted by applicable law and our amended and restated bylaws, subject to certain exceptions for:

•       claims under Section 16(b) of the Exchange Act;

•       conduct by the director or executive officer that was knowingly fraudulent or deliberately dishonest or that constituted willful misconduct;

•       breaches of the director’s or executive officer’s duty of loyalty;

•       matters for which the director or executive officer was otherwise indemnified and received payment;

•       actions for which the director or executive officer may not be legally indemnified; and

•       certain actions initiated by the director or executive officer.

Insurance.

As permitted under our amended and restated bylaws, we have purchased and we maintain directors’ and officers’ liability insurance policies to insure our officers and directors against certain liabilities.

Item 7.        Exemption from Registration Claimed.

Not Applicable.

Item 8.        Exhibits.

Exhibit Number	Item
Exhibit 5.1	Legal Opinion of Morgan, Lewis & Bockius LLP (filed herewith)
Exhibit 23.1	Consent of Ernst & Young LLP (filed herewith)
Exhibit 23.2	Consent of Morgan, Lewis & Bockius LLP(1) (filed herewith)
Exhibit 24.1	Power of Attorney (included on signature page)
Exhibit 99.1	Stock Option Agreement by and between Pharmacopeia, Inc. and S. David Kimball, dated September 18, 2007 (filed herewith)

(1)           Contained in the legal opinion.

Item 9.        Undertakings

A.    The undersigned Registrant hereby undertakes:

(i)            To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)           To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) of this section do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(ii)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Cranbury, State of New Jersey, on the 6th day of August 2008.

PHARMACOPEIA, INC.

By:	/s/ JOSEPH A. MOLLICA, PH.D
Joseph A. Mollica, Ph.D.
Interim President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph A. Mollica, Brian M. Posner, and Stephen C. Costalas, Esq., and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this Registration Statement below.

Signature	Title	Date
/s/ JOSEPH A. MOLLICA, PH.D.	Chariman of the Board and Interim President and Chief Executive Officer	August 6, 2008
Joseph A. Mollica, Ph.D.	(Principal Executive Officer)

/s/ BRIAN M. POSNER	Executive Vice President, Chief Financial Officer and Treasurer	August 6, 2008
Brian M. Posner	(Principal Accounting Officer and Principal Financial Officer)

/s/ CAROL A. AMMON	Director	August 6, 2008
Carol A. Ammon

/s/ FRANK BALDINO, JR., PH.D.	Director	August 6, 2008
Frank Baldino, Jr., Ph.D.

/s/ PAUL A. BARTLETT, PH.D.	Director	August 6, 2008
Paul A. Bartlett, Ph.D.

/s/ STEVEN J. BURAKOFF, M.D.	Director	August 6, 2008
Steven J. Burakoff, M.D.

/s/ DENNIS H. LANGER, J.D., M.D.	Director	August 6, 2008
Dennis H. Langer, J.D., M.D.

/s/ BRUCE A. PEACOCK	Director	August 6, 2008
Bruce A. Peacock

/s/ MARTIN H. SOETERS	Director	August 6, 2008
Martin H. Soeters

EXHIBIT INDEX

Exhibit Number	Item
Exhibit 5.1	Legal Opinion of Morgan, Lewis & Bockius LLP (filed herewith)
Exhibit 23.1	Consent of Ernst & Young LLP (filed herewith)
Exhibit 23.2	Consent of Morgan, Lewis & Bockius LLP(1) (filed herewith)
Exhibit 24.1	Power of Attorney (included on signature page)
Exhibit 99.1	Stock Option Agreement by and between Pharmacopeia, Inc. and S. David Kimball, dated September 18, 2007. (filed herewith)

(1)           Contained in the legal opinion.